CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information and to the incorporation by reference of our report dated February 26, 2015 on the financial statements and financial highlights of the Crawford Dividend Growth Fund, Crawford Dividend Opportunity Fund, and Crawford Dividend Yield Fund in Post-Effective Amendment Number 335 to the Registration Statement (Form N-1A, No. 333-100654) included in the Annual Report to Shareholders for the fiscal year ended December 31, 2014 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Columbus, Ohio

April 28, 2015